Exhibit 10.1.25
Great Plains Energy Incorporated (Great Plains Energy)
Long-Term Incentive Plan

Awards Standards and Performance Criteria
Effective as of May 6, 2008

Objective

The purpose of the Great Plains Energy Long-Term Incentive Plan (“Plan”) is to encourage executives and other key employees to acquire a proprietary and vested interest in the growth and performance of Great Plains Energy (GPE); to generate an increased incentive to enhance the value of the Company for the benefit of its customers and shareholders; and to aid in the attraction and retention of the qualified individuals upon whom Great Plains Energy’s success largely depends.  The Plan provides competitive incentives for the achievement of increased shareholder value over a multi-year period.

Eligible employees include executives and other key employees of Great Plains Energy, Kansas City Power & Light, and Strategic Energy L.L.C. (“participants”), as approved by the Compensation and Development Committee (“Committee”) of the Board of Directors.

Purpose

The Plan provides for the Committee to make awards under the Plan, and to administer the Plan for, and on behalf of, the Board of Directors.  This document sets out certain standards adopted by the Committee in determining the forms of awards, the terms  (including performance criteria) of awards, and other administrative matters within the Committee’s authority under the Plan.

Target Awards

Award levels will be approved by the Committee and set forth as a percentage of the participant’s base salary at target.  Percentages will vary based on level of responsibility, market data, and internal comparisons.  Awards will be granted 25% in time-based restricted stock with the number of shares determined at the date of grant based upon the GPE stock price (Fair Market Value).  The remaining 75% of the target grant will be made in performance shares, with the number of performance shares also determined by the Fair Market Value at the date of grant.

Performance Criteria

The performance share criteria is total shareholder return, compared to an industry peer group of the Edison Electric Institute (EEI) index of electric companies, during a three-year measurement period.  At the end of the three-year measurement period, GPE will assess its total shareholder return compared to the EEI index.  Depending on how GPE ranks, the executive will receive a percentage of the performance share grants according to the following table:

Percentile Rank	Percentage Payout
81st and above 65th to 80th 50th to 64th 35th to 49th 34th and below	200% 150% 100% 50% 0

There will not be any payout of performance shares for a negative return over the three-year performance period.

Performance criteria are fixed for the duration of the three-year period and will only be changed upon the approval of the Committee.

Payment and Awards

Time-based restricted stock will vest three years from the date of grant and will be payable in shares of GPE common stock unless otherwise determined by the Committee.  Dividends accrued on the shares will be reinvested during the period under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan (DRIP) and will also be paid in stock at the end of the period.  During the period, the restricted stock will be issued in the name of the participant; consequently, the participant will have the right to vote the restricted stock during the period.

Performance shares, as determined by the performance against the performance criteria at the end of the period, will be paid in shares of GPE common stock unless otherwise determined by the Committee.  Dividend equivalent units over the performance period will be figured on the final number of shares earned and will be paid in cash.

Approved awards will be payable by Great Plains Energy to each participant as soon as practicable after the end of the performance period and after the Committee has certified the performance against the performance criteria.

In the event a participant ceases employment, please refer to the Long-Term Incentive Plan document for treatment of outstanding grants.

Tax Withholding

The Company shall be authorized to withhold under the Plan the amount of withholding taxes due in respect of an award or payment thereunder and to take other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of taxes.  Such withholding may be deducted in cash from the value of any award.

Administration

The Plan provides that the Committee has the full power and authority to administer, and interpret the provisions of the Plan The Committee has the power and authority to add, delete and modify the provisions of this document at any time.  This document does not replace or change the provisions or terms of the Plan; in the event of conflicts between this document and the Plan, the Plan is controlling.